As filed with the Securities and Exchange Commission on April 21, 2010
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

QUICKSILVER RESOURCES INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware		75-2756163
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
777 West Rosedale Street Fort Worth, Texas 76104 (817) 665-5000 (Address of Principal Executive Offices)

Quicksilver Resources Inc. 401(k) Plan, as amended (Full Title of the Plan)

Glenn Darden 777 West Rosedale Street Fort Worth, Texas 76104 (817) 665-5000 (Name and Address of Agent For Service)

Copies to:
John C. Cirone, Esq. Senior Vice President, General Counsel and Secretary Quicksilver Resources Inc. 777 West Rosedale Street Fort Worth, Texas 76104 (817) 665-5000	Kyoko Takahashi Lin, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, and associated rights (3)	1,000,000	$14.17	$14,170,000	$1,011

(1)
Represents the maximum number of shares of common stock of the registrant, $0.01 par value, issuable pursuant to our 401(k) Plan (the “Plan”). Pursuant to Rule 416 of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under our Plan as a result of the antidilution provisions contained therein.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)
The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based upon the average of the reported high and low sale prices of shares of the common stock on the New York Stock Exchange on April 19, 2010.

(3)
Also being registered are rights to purchase shares of Series A Junior Participating Preferred Stock, which are attached to the shares of common stock being registered. These rights, if issued, will be issued for no additional consideration. Pursuant to Rule 457(g) of the General Rules and Regulations under the Securities Act, no additional registration fee is required in connection with the registration of the rights.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “1934 Act”), are incorporated by reference herein:

(1) The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(2) The Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2008;

(3) The registrant’s Current Reports on Form 8-K filed on each of February 10, 2010, February 19, 2010 and March 1, 2010;

(4) All other reports filed with the Commission by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold;

(5) The description of the registrant’s common stock contained in the registrant’s 1934 Act registration statement on Form 8-A, filed with the Commission on October 11, 2001, pursuant to Section 13 of the 1934 Act, including any amendment thereto or report filed for the purpose of updating such description; and

(6) The description of rights to purchase the registrant’s Series A Junior Participating Preferred Stock contained in the registrant’s 1934 Act registration statement on Form 8-A filed with the Commission on March 14, 2003, including any amendment thereto or report filed for the purpose of updating such description.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.      Description of Securities.

Not applicable.

Item 5.      Interests of Named Experts and Counsel.

The validity of the shares of original issuance common stock offered under this registration statement is being passed upon for the Company by John C. Cirone, Esq., Senior Vice President, General Counsel and Secretary of the Company.   Mr. Cirone is an officer and employee of the Company and, as such, participates in certain of the Company’s benefit plans, including the Plan.

Item 6.      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Our amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.  We have also entered into indemnification agreements with our directors and officers that provide them with indemnification to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  Our amended and restated certificate of incorporation provides for such limitation of liability.

We maintain standard policies of insurance under which coverage is provided to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act.

The above discussion of our amended and restated certificate of incorporation, bylaws, indemnification agreements and Sections 102(b)(7) and 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, bylaws, indemnification agreements and statutes.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Quicksilver Resources Inc. (filed as Exhibit 4.1 to our Form S-3 filed June 23, 2008 and included herein by reference)
4.2	Amended and Restated Bylaws of Quicksilver Resources Inc. (filed as Exhibit 3.1 to our Form 8-K filed November 16, 2007 and included herein by reference)
4.3	Amended and Restated Rights Agreement, dated as of December 20, 2005, between Quicksilver Resources Inc. and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.1 to our Form 8 A/A filed December 21, 2005 and included herein by reference)
4.4	Quicksilver Resources Inc. 401(k) Plan, as amended
5.1	Opinion of John C. Cirone, Senior Vice President, General Counsel and Secretary of Quicksilver Resources Inc.
5.2
The Company undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan

23.1	Consent of Deloitte & Touche LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Schlumberger Data and Consulting Services
23.4	Consent of LaRoche Petroleum Consultants, Ltd.
23.5	Consent of Schlumberger Data and Consulting Services
23.6	Consent of Netherland Sewell & Associates, Inc.
23.7	Consent of Whitley Penn LLP
23.8	Consent of Deloitte & Touche LLP
23.9	Consent of John C. Cirone (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on April 21, 2010.

QUICKSILVER RESOURCES INC.

By:	/s/ Philip Cook
Philip Cook
Senior Vice President - Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, County of Tarrant, State of Texas, on April 21, 2010.

QUICKSILVER RESOURCES INC. 401(K) PLAN

By:	401(k) Plan Administrative and Investment Committee

By:	/s/ Anne D. Self
Name: Anne D. Self
Title: Chair of the 401(k) Plan Administrative and Investment Committee

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Glenn Darden, Philip Cook and John C. Cirone, and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas F. Darden		April 21, 2010
Thomas F. Darden	Chairman of the Board and Director

/s/ Glenn Darden		April 21, 2010
Glenn Darden	President, Chief Executive Officer and Director

/s/ Philip Cook		April 21, 2010
Philip Cook	Senior Vice President - Chief Financial Officer

/s/ John C. Regan		April 21, 2010
John C. Regan	Vice President, Controller and Chief Accounting Officer

/s/ Anne Darden Self		April 21, 2010
Anne Darden Self	Director

/s/ W. Byron Dunn		April 21, 2010
W. Byron Dunn	Director

/s/ Steven M. Morris		April 21, 2010
Steven M. Morris	Director

/s/ W. Yandell Rogers, III		April 21, 2010
W. Yandell Rogers, III	Director

/s/ Mark J. Warner		April 21, 2010
Mark J. Warner	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of Quicksilver Resources Inc. (filed as Exhibit 4.1 to our Form S-3 filed June 23, 2008 and included herein by reference)
4.2	Amended and Restated Bylaws of Quicksilver Resources Inc. (filed as Exhibit 3.1 to our Form 8-K filed November 16, 2007 and included herein by reference)
4.3	Amended and Restated Rights Agreement, dated as of December 20, 2005, between Quicksilver Resources Inc. and Mellon Investor Services LLC, as Rights Agent (filed as Exhibit 4.1 to our Form 8 A/A filed December 21, 2005 and included herein by reference)
4.4	Quicksilver Resources Inc. 401(k) Plan, as amended
5.1	Opinion of John C. Cirone, Senior Vice President, General Counsel and Secretary of Quicksilver Resources Inc.
5.2
The Company undertakes that it will submit or has submitted the Plan and any amendment thereto to the IRS in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan

23.1	Consent of Deloitte & Touche LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Schlumberger Data and Consulting Services
23.4	Consent of LaRoche Petroleum Consultants, Ltd.
23.5	Consent of Schlumberger Data and Consulting Services
23.6	Consent of Netherland Sewell & Associates, Inc.
23.7	Consent of Whitley Penn LLP
23.8	Consent of Deloitte & Touche LLP
23.9	Consent of John C. Cirone (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)